Exhibit 10.1

EXE TECHNOLOGIES, INC.

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

This First Amendment to Employment Agreement (this “Amendment”) is dated as of February 19, 2002, by and between Michael A. Burstein (the “Employee”) and EXE Technologies, Inc. (the “Company”) and amends that certain Employment Agreement dated as of August 9, 1999 (the “Agreement”) between the Employee and the Company.

WHEREAS, since the execution of the Agreement, Employee’s duties, responsibilities and compensation have changed; and

WHEREAS, the parties desire to amend the Agreement to, among other things, reflect such changes, in accordance with the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the mutual covenants set forth herein and intending to be legally bound hereby, the parties agree as follows:

1.             Definitions.  All capitalized terms used in this Amendment shall have the same meaning as those contained in the Agreement unless otherwise defined herein.

2.             Section 4.2.  Section 4.2 of the Agreement is hereby deleted in its entirety and replaced by the text below:

4.2           Incentive Compensation Program.  The Employee shall be entitled to participate in the Incentive Compensation Plan for 2002 that has been established by the Company and any successor plans  (the “Incentive Program”) based upon the achievement of written corporate and individual objectives determined under the Incentive Program by the Employee’s Reporting Manager.  Under the Incentive Program the Employee’s target will be $175,000, of which at least 40% will be cash compensation and up to 60% will be incentive stock options to purchase the Company’s Common Stock.  The relative percentages between cash and options will be determined by the Company in its discretion for each payment; provided that any payments in options must apply in an equal percentage for all other participating executive officers.  If any payment is made in options, then the Company will value the options based upon the formula adopted by the Company for use with other participating executive officers to value options under the Incentive Program.  The Employee’s actual payments under the Incentive Program will vary depending on Company and individual performance and will be payable quarterly in accordance with the Company’s normal practices.

3.             Section 4.3(a).  Section 4.3(a) is hereby deleted in its entirety and replaced with the following:

4.3(a)      The Employee acknowledges that the Company granted the Employee the stock options listed on Schedule B hereto, with the exercise prices and, subject to Section 4.3(d) below, vesting schedule listed on Schedule B hereto. The options shall be subject to and in accordance with the provisions of the Amended and Restated 1997 Stock Option Plan of the Company (the “Plan”), as then in effect.

4.             Sections 4.3(d) and (e).  New Sections 4.3(d) and (e) are added as follows:

(d)  All of Employee’s stock options, whenever granted by the Company, shall immediately vest upon the termination date in the event that the Employee’s employment with the Company is terminated due to death or Disability (as hereinafter defined).

(e)  If Employee’s employment is terminated prior to July 1, 2002 (except in the case of voluntary termination on any date prior to June 30, 2002 and except in the case of termination for cause), all of Employee’s then-vested option grants, whenever granted by the Company, shall be deemed amended to allow for post-termination exercise through the second business day after the Company’s final earnings press release for the fourth quarter of 2002.

5.             Section 4.6.  A new Section 4.6 is hereby added as follows:

4.6.          Loan.  The Company has loaned the Employee two hundred fifty thousand dollars ($250,000.00) (the “Loan”), evidenced by a promissory note.  The Loan shall become due and payable upon the fourth anniversary of the Loan and interest shall be payable annually at a rate of eight and one half percent (8.5%); provided, however, that notwithstanding any other provisions of this Agreement to the contrary, provided that (i) Employee does not voluntarily leave the Company prior to June 30, 2002 and (ii) Employee is not terminated on or prior to that date for cause, then the unpaid amount thereof, including accrued interest, shall be forgiven by the Company, effective July 1, 2002.  Employee shall be solely responsible for the tax consequences of any such forgiveness.  As security for the Loan, the Employee has entered into a Stock Pledge Agreement pursuant to which the Employee has pledged to the Company 25,000 shares of the Common Stock of the Company underlying options held by the Employee.  The Loan is being made to facilitate the Employee’s other financial commitments and not to purchase any additional capital stock of the Company.

6.             Schedules.  Schedules A and B of the Agreement are hereby deleted in their entirety and are replaced by Schedule A and B, respectively, attached hereto.

7.             Section 8.1.  Section 8.1 (including the paragraph preceding Section 8.1) of the Agreement is hereby deleted in its entirety and replaced with the following:

Termination of Employment.   The Employee’s employment hereunder may be terminated upon the occurrence of any one of the events described in this Section 8.  Upon termination of the Employee’s employment, the Employee shall be entitled only to such compensation and benefits as described in this Section 8.

8.1           Termination for Disability.

(a)           In the event of the disability of the Employee such that the Employee is unable to perform the duties and responsibilities hereunder to the full extent required by this Agreement by reasons of illness, injury or incapacity for a period of more than sixty (60)  consecutive days or more than forty-five (45) days, in the aggregate, during any ninety (90) day period (“Disability”), the Employee’s employment hereunder may be terminated by the Company.

(b)           In the event of a termination of the Employee’s employment hereunder pursuant to Section 8.1(a), the Employee will be entitled to receive (i) all accrued and unpaid (as of the date of such termination) portion of Base Salary and other forms of compensation and benefits payable or provided in accordance with the terms of any then existing compensation or benefit plan or arrangement, including payment prescribed under any disability or life insurance plan or arrangement in which he/she is a participant or to which he/she is a party as an employee of the Company; (ii) continuation of the Base Salary then in effect as of the date of such termination for a period of twelve (12) months following the date of termination, payable in the Company’s standard payroll cycle; and (iii) the Employee’s bonus for the twelve (12) month period specified in 8.1(ii) above, in an amount equal to (A) the percentage of annualized target bonus actually received in the aggregate by the Employee for the final fully served four (4) calendar quarters, multiplied by (B) the Employee’s current annualized target bonus on the date of termination, which bonus shall be paid in a lump-sum thirty (30) days following the date of termination; provided that the Employee has complied with all of his/her obligations under this Agreement and continues to comply with all of his/her surviving obligations hereunder listed in Section 10.  Except as specifically set forth in this Section 8.1(b), the Company shall have no liability or obligation to the Employee for compensation or benefits hereunder by reason of such termination.

8.             Section 8.2.  Section 8.2 of the Agreement is hereby deleted in its entirety and replaced by the text below:

8.2             Termination by Death.  In the event that the Employee dies during the Term, the Employee’s employment hereunder shall be terminated thereby and the Company shall pay to the Employee’s executors, legal representatives or administrators an amount equal to: (i) the accrued and unpaid (as of the date of such termination) portion of the Base Salary and other compensation; (ii) continuation of the Base Salary then in effect as of the date of such termination for a period of twelve (12) months following the date of termination, payable in the Company’s standard payroll cycle; and (iii) the Employee’s bonus for the twelve (12) month period specified in 8.2(ii) above, in an amount equal to (A) the percentage of annualized target bonus actually received in the aggregate by the Employee for the final fully served four (4) calendar quarters, multiplied by (B) the Employee’s current annualized target bonus on the date of termination, which bonus shall be paid in a lump-sum thirty (30) days following the date of termination; provided that the Employee has complied with all of his/her obligations under this Agreement and continues to comply with all of his/her surviving obligations hereunder listed in Section 10.  Except as specifically set forth in this Section 8.2, the Company shall have no liability or obligation to the Employee for compensation or benefits hereunder by reason of such termination.  Except as specifically set forth in this Section 8.2, the Company shall have no liability or obligation hereunder to the Employee’s executors, legal representatives, administrators, heirs or assigns or any other person claiming under or through him/her by reason of the Employee’s death, except that the Employee’s executors, legal representatives or administrators will be entitled to receive the payment prescribed under any death or disability benefits plan in which he/she is a participant as an employee of the Company, and to exercise any rights afforded under any compensation or benefit plan then in effect.

9.             Section 8.4.  Section 8.4 of the Agreement is hereby deleted in its entirety and replaced by the text below:

8.4             Termination Without Cause by Either Party.

(a)           Subject to Sections 4.3(e) and 4.6, either party may terminate the Employee’s employment hereunder during the Term, for any reason, without cause, effective upon the date designated by the terminating party, with a minimum of thirty (30) days’ written notice.

(b)           In the event of a termination of the Employee’s employment hereunder pursuant to Section 8.4(a) by the Company, the Employee shall be entitled to receive all accrued (as of the effective date of the Employee’s termination) but unpaid Base Salary, benefits and bonuses. The amounts to be paid to Employee under the preceding sentence shall be paid in accordance with the Company’s normal payroll and incentive compensation distribution cycle then in effect.  In addition, in the event of a termination of the Employee’s employment hereunder pursuant to Section 8.4(a) by the Company prior to June 30, 2002, Employee will receive continuation of the Base Salary then in effect as of the date of such termination through June 30, 2002.  Except as specifically set forth in this Section 8.4(b), the Company shall have no liability or obligation to the Employee for compensation or benefits hereunder by reason of such termination.  Employee acknowledges that, as a condition to participation in such severance plan, Employee must complete in good faith such employee exit forms then in use by the Company at the time Employee’s employment is terminated and acknowledge in writing on such forms then in use by the Company, Employee’s obligations to the Company including, but not limited to, Employee’s obligations with respect to confidentiality and Company property set forth in Sections 5 and 6 hereof and Employee’s obligations with respect to the Covenant not to Compete set forth in Section 7 hereof.  All Base Salary, benefits and bonuses shall cease at the time of such termination, subject to the terms of any benefit or compensation plan then in force and applicable to the Employee.  Except as specifically set forth in this Section 8.4, the Company shall have no liability or obligation hereunder by reason of such termination.

(c)           The provisions regarding (i) Termination Without Cause and (ii) Termination Without Cause or for Good Reason within 12 months of a Change of Control, previously approved by the Compensation Committee of the Board of Directors, shall not apply unless Employee continues in the employment of the Company beyond June 30, 2002, in which case the parties shall negotiate an additional amendment to the Agreement to reflect such terms.

10.                                 Section 8.5.  Section 8.5 of the Agreement is hereby deleted in its entirety and replaced by the text below:

8.5           Reserved.

11.                                       Section 8.6.  Section 8.6 of the Agreement is hereby deleted in its entirety and replaced by the text below:

8.6           Except as otherwise provided in this Agreement, upon the termination of the Employee’s employment pursuant to this Section 8 for any reason, all further vesting on all stock options and/or restricted stock in the Company held by the Employee shall immediately cease as of such date and thereafter any vested stock options shall be exercisable and any restricted stock or other equity securities held by the Employee shall be subject to repurchase by the Company in accordance with their respective terms and the terms of any related agreements between the Company and the Employee.

12.           Miscellaneous.  The Agreement shall remain in full force and effect, subject only to the changes herein specified.  The Agreement, as modified by this Amendment, constitutes the entire understanding between the parties with respect to the subject matter hereof and supersedes any prior understandings and/or written or oral agreements between them.  All references to the Agreement in any other documents shall mean the Agreement as amended hereby and from time to time hereafter in writing.  This Amendment shall be governed by the laws of the State of Texas, without regard to the principles of conflicts of laws of any jurisdiction.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

EMPLOYEE:	EXE TECHNOLOGIES, INC.

/s/ Michael A. Burstein	/s/ Raymond R. Hood

By: Raymond R. Hood
Michael A. Burstein
Title: Chairman and Chief Executive Officer

SCHEDULE A

EMPLOYMENT and COMPENSATION

Position:

Senior Vice President, Finance, Chief Financial Officer and Treasurer

Reporting Manager:	President & CEO

Initial Base Monthly Salary:	$12,500 per month

Current Base Annual Salary:	$225,000

ICP:	Subject to Section 4.2, eligible for up to $175,000 based upon successful Company performance under the Incentive Program.

Responsibilities:	Job Description to be added

SCHEDULE B

OPTION VESTING SCHEDULE

Initial Stock Option Grant:

A stock option to purchase 40,000 shares of Common Stock of the Company was granted to the Employee on October 1, 1999.  The exercise price is $3.00 per share.  The vesting will be as follows:

(a)  10,000 shares on August 1, 2000;

(b)  10,000 shares on August 1, 2001;

(c)  10,000 shares on August 1, 2002; and

(d)  10,000 shares on August 1, 2003.

Second Stock Option Grant:

A stock option to purchase 60,000 shares of Common Stock of the Company was granted to the Employee on January 12, 2000.  The exercise price is $3.00 per share.  The vesting will be as follows:

(a)  15,000 shares on the date of grant;

(b)  15,000 shares on the first anniversary of the date of grant;

(c)  15,000 shares on the second anniversary of the date of grant; and

(d)  15,000 shares on the third anniversary of the date of grant.

Third Stock Option Grant:

A stock option to purchase 80,000 shares of Common Stock of the Company was granted to the Employee on May 3, 2000.  The exercise price is $7.50 per share.  The vesting is as follows:

(a)  20,000 shares on the date of grant;

(b)  20,000 shares on the first anniversary of the date of grant;

(c)  20,000 shares on the second anniversary of the date of grant; and

(d)  20,000 shares on the third anniversary of the date of grant.

Fourth Stock Option Grant:

A stock option to purchase 120,000 shares of Common Stock of the Company was granted to the Employee on August 3, 2000.  The exercise price is $8.00 per share.  The vesting is as follows:

(a)  30,000 shares on the first anniversary of the date of grant;

(b)  30,000 shares on the second anniversary of the date of grant;

(c)  30,000 shares on the third anniversary of the date of grant; and

(d)  30,000 shares on the fourth anniversary of the date of grant.

Fifth Stock Option Grant:

A stock option to purchase 100,000 shares of Common Stock of the Company was granted to the Employee on October 23, 2001.  The exercise price is $2.00 per share.  The vesting is as follows:

36 equal monthly installments on the last day of each month beginning October 31, 2001.

Sixth Stock Option Grant:

A stock option to purchase 100,000 shares of Common Stock of the Company was granted to the Employee on February 19, 2002.  The exercise price is $2.05 per share.  The vesting is as follows:

12 equal monthly installments on the last day of each month beginning January 31, 2002.